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                                                                  EXHIBIT (C)(4)

              [Letter on All American Communications letterhead]


December 7, 1995


Pearson Television Limited
Teddington Studios
Teddington Lock
Middlesex TW11 9NT
England

Dear Sirs and Madams:

Reference is made to the letter agreement (the "Agreement") dated November 20, 1995, between you and All American Communications, Inc. (The "Company") in connection with your consideration of a possible transaction with the Company. Capitalized terms used herein without definition shall have the respective meanings set forth in the Agreement.

Please be advised that we are not proceeding with and are hereby terminating and abandoning any discussions concerning a transaction as contemplated in the Agreement. Pursuant to the Agreement, we hereby request that you redeliver to the Company all written Evaluation Material and deliver or promptly destroy (which destruction should be certified to the Company in writing) any other written material containing or reflecting any information in the Evaluation Material and not retain any copies, extracts or other reproductions thereof except as expressly permitted by the Letter Agreement.

Notwithstanding the foregoing, as provided in the Letter Agreement, the obligations of the parties under the Letter Agreement shall remain in full force and effect in accordance with the terms thereof.

Very truly yours,

ALL AMERICAN COMMUNICATIONS, INC.


By:      /s/ Thomas Bradshaw
    -----------------------------
Thomas Bradshaw
Senior Vice President,
Chief Financial Officer